Exhibit 99.1

Contacts:	Jack Lief	Carolyn Wang
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	415.946.1065
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Second Quarter 2006 Financial Results

—Company Provides Clinical Update on Lorcaserin Development Program—

San Diego, CA, July 25, 2006 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the second quarter and six months ended June 30, 2006.

Total revenues in the second quarter of 2006 were $9.3 million, compared to $5.5 million in the second quarter of 2005. Total revenues in the first half of 2006 were $21.5 million, compared to $9.9 million in the first half of 2005. Arena reported a net loss allocable to common stockholders in the second quarter of 2006 of $19.0 million, or $0.40 per share, and a net loss allocable to common stockholders in the first half of 2006 of $31.7 million, or $0.71 per share. This compares with a net loss allocable to common stockholders in the second quarter of 2005 of $16.3 million, or $0.46 per share, and a net loss allocable to common stockholders in the first half of 2005 of $41.4 million, or $1.24 per share.

“In the second half of this year we expect to initiate both a Phase 3 trial of lorcaserin for the treatment of obesity and a Phase 2 trial of APD125 for the treatment of insomnia. We also expect to advance our thrombosis candidate, APD791, into the clinic around year-end while continuing our efforts to advance our collaborations with Merck and Ortho-McNeil,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We also remain focused on our research efforts to broaden and diversify our drug candidate pipeline, which is an integral part of our strategy to build value and achieve long-term success through a pipeline of drug candidates with significant market opportunities.”

Research and development expenses totaled $22.1 million in the second quarter of 2006, compared to $19.2 million in the second quarter of 2005. Research and development expenses totaled $42.6 million in the first half of 2006, compared to $38.1 million in the first half of 2005. The increase in research and development expenses in 2006 as compared to 2005 is primarily attributable to an increase in the number of research and development personnel. Research and development expenses in the first half of 2006 included $1.4 million in non-cash, share-based compensation expense. General and administrative expenses totaled $3.7 million in the second quarter of 2006, compared to $3.0 million in the second quarter of 2005. General and administrative expenses totaled $9.3 million in the first half of 2006, compared to $5.8 million in the first half of 2005. The increase in general and administrative expenses in 2006 as compared to 2005 is primarily attributable to costs related to Arena’s growing and maturing patent portfolio, as well as an increase in general and administrative personnel. Arena’s patent costs include costs related to its partnered programs. Total patent costs in the first half of 2006 were $3.0 million, compared to $0.8 million in the first half of 2005. To the extent Arena’s collaborators are obligated to reimburse Arena for such costs, the reimbursements are classified as revenues. Arena recorded $1.9 million in patent reimbursement costs from its collaborators in the first half of 2006. General and administrative expenses in the first half of 2006 included $1.0 million in non-cash, share-based compensation expense.

Interest and other income (expense), net in the three and six months ended June 30, 2006 included a $4.6 million non-cash charge related to a warrant settlement with one of the holders of Arena’s preferred stock.

Cash, cash equivalents and short-term investments totaled $268.5 million at June 30, 2006, and included net proceeds to the company of approximately $169.0 million from a follow-on stock offering completed in February 2006 as well as $9.0 million from milestones achieved in 2006.

Approximately 47.3 million shares of common stock were outstanding at June 30, 2006.

Clinical Update on Lorcaserin Program

Following its discussions with the U.S. Food and Drug Administration (FDA), Arena outlined its plans for the Phase 3 lorcaserin program. Arena expects to enroll a total of approximately 6,000 patients in three pivotal trials. About half of these patients will enter a two-year trial evaluating the 20 mg dose (10 mg dosed twice daily) versus placebo. In this trial, all patients will receive echocardiograms at baseline and follow-up echocardiograms at 6, 12, 18 and 24 months after starting the trial. Echocardiograms will be reviewed by an independent Data Safety Monitoring Board (DSMB) at 6 and 12 months. The DSMB will only review echocardiographic data, and will make a judgment as to whether it is safe to proceed with the trial. Assuming a positive six month safety assessment from the DSMB in this first pivotal trial, two additional one-year pivotal trials, enrolling approximately 1,500 patients each, will be initiated. In these additional pivotal trials Arena plans to evaluate the 20 mg and 10 mg doses versus placebo, with one of the trials evaluating patients with diabetes. Diet and exercise will be part of each of the pivotal trials in accordance with FDA guidelines. In addition to the above planned pivotal trial program, several other small studies, such as drug interaction and abuse potential studies, will be conducted.

Arena also announced results from a Thorough Electrocardiogram Study of lorcaserin in 244 healthy male and female volunteers. This study was conducted in accordance with ICH and FDA guidance to evaluate cardiovascular safety, including effects on QT interval, using electrocardiogram, or ECG, readings. The QT interval on an ECG can measure drug-induced prolongation of cardiac muscle repolarization, an adverse cardiac event that can be caused by some drugs. This single-site, double-blind, randomized, placebo- and positive-controlled study evaluated the ECG effects of orally administered lorcaserin in doses of 15 mg once daily and supra-therapeutic 40 mg once daily over 7 consecutive days. A moxifloxacin group was used as a positive control. Top-line results demonstrated that treatment with lorcaserin showed no signal of any ECG effects at projected peak blood levels 2 ½ times higher than anticipated in the pivotal trials. The spectrum of adverse events appears comparable to previous trials with lorcaserin, although, as expected, these events were observed with greater frequency at the supra-therapeutic 40 mg dose than in previous trials using therapeutic doses.

Arena’s Second Quarter Highlights

•                  Favorable results from Phase 1 clinical studies of APD125, a novel insomnia compound, were presented at the 20th Anniversary Meeting of the Associated Professional Sleep Societies in Salt Lake City, UT. Phase 1 results demonstrated in normal healthy volunteers an excellent tolerability profile and significantly improved sleep parameters that are associated with better sleep maintenance, including number of awakenings and slow wave sleep, with no next-day impairment of psychomotor skills or memory.

•                  Positive Phase 2b clinical trial results of lorcaserin for the treatment of obesity were presented in an oral presentation at the 66th Annual Scientific Sessions of the American Diabetes Association in Washington, DC. When compared to placebo, patients treated with lorcaserin experienced a highly statistically significant average weight loss and reductions in other physical measures, including body mass index and waist and hip circumference. Trends or improvements were seen in fasting glucose and most lipid measures despite normal mean baseline values and the relatively short study duration.

•                  The initiation of a Phase 2 clinical trial of MK-0354, an Arena discovered orally administered drug candidate under development by Merck & Co., Inc. for the treatment of atherosclerosis and related disorders, which triggered a $4.0 million milestone payment to Arena. The Phase 2 clinical trial is a randomized, double-blind, placebo-controlled study that will further evaluate safety, tolerability and pharmacokinetics, as well as potential efficacy, of MK-0354 in patients with dyslipidemia. The research collaboration and license agreement with Merck is focused on compounds targeting a GPCR with the potential to regulate plasma lipid profiles, including HDL, or the “good” cholesterol, similar to the therapeutic action of niacin.

•                  The United States Adopted Names Council approved the nonproprietary name lorcaserin hydrochloride for APD356, Arena’s selective 5-HT2C serotonin receptor agonist under investigation for the treatment of obesity. Lorcaserin is orally administered and was internally discovered by Arena.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the second quarter 2006 financial results, and to provide a corporate update, including an update on the lorcaserin clinical program, today, Tuesday, July 25, 2006, at 5:00 p.m. EDT (2:00 p.m. PDT). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 800.688.0836 for domestic callers and 617.614.4072 for international callers. Please specify to the operator that you would like to join the “Arena Second Quarter 2006 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is currently scheduled to present at the following investment and industry conferences through September 2006:

•                  Bear Stearns 19th Annual Healthcare Conference, September 11-12, 2006, New York, New York

•                  Oppenheimer Metabolic Conference, September 21, 2006, New York, New York

•                  UBS Global Life Sciences Conference, September 25-28, 2006, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focusing its research and development efforts on small molecule drugs in four major therapeutic areas: metabolic, central nervous system,

cardiovascular and inflammatory diseases. Arena has a broad pipeline of compounds targeting an important class of drug targets called G protein-coupled receptors, or GPCRs, using its knowledge of GPCRs and its technologies, including CART(TM) and Melanophore. Arena has four internally discovered, clinical-stage drug candidates for major diseases. The most advanced, lorcaserin, is under investigation for the treatment of obesity. Arena’s lead drug candidate for the treatment of insomnia, APD125, is a compound with a novel mechanism of action. Arena also has two clinical-stage collaborations with major pharmaceutical companies: Merck & Co., Inc. and Ortho-McNeil, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. CART(TM) is an unregistered service mark of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements that are not historical facts about the timing, design and other planned aspects of the expected clinical trials of lorcaserin and APD125, the advancement of APD791 and Arena’s collaborations with Merck and Ortho-McNeil, the tolerability, side effects and efficacy of Arena’s product candidates, and other statements about Arena’s strategy, technologies, pipeline, patent portfolio, preclinical and internal and partnered clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, Arena’s planned clinical trials may not proceed at the time or in the manner Arena expects or at all, the results of preclinical studies or clinical trials may not be predictive of future results, the timing, success and cost of Arena’s research and development, Arena’s ability to partner lorcaserin, APD125 or other of its compounds or programs, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues
Total revenues	$9,328	$5,505	$21,454	$9,925

Expenses
Research and development	22,076	19,166	42,566	38,068
General and administrative	3,730	2,975	9,338	5,787
Amortization of acquired technology	384	384	768	768
Total expenses	26,190	22,525	52,672	44,623

Interest and other income (expense), net	(1,647)	1,128	483	1,505
Net loss	(18,509)	(15,892)	(30,735)	(33,193)
Dividends on redeemable convertible preferred stock	(504)	(457)	(997)	(819)
Accretion of discount related to redeemable convertible preferred stock	—	—	—	(7,372)
Net loss allocable to common stockholders	$(19,013)	$(16,349)	$(31,732)	$(41,384)

Net loss per share, basic and diluted	$(0.40)	$(0.46)	$(0.71)	$(1.24)

Shares used in calculating net loss per share, basic and diluted	47,115	35,167	44,795	33,460

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the period indicated.

Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$268,518	$127,939
Accounts receivable	1,611	848
Other current assets	8,004	5,721
Land, property and equipment, net	54,240	49,639
Acquired technology, investments and other assets	14,418	13,982
Total assets	$346,791	$198,129
Liabilities and Stockholders’ Equity
Deferred revenues	$19,269	$24,144
Other liabilities	23,327	24,668
Redeemable convertible preferred stock	50,774	49,777
Stockholders’ equity	253,421	99,540
Total liabilities and stockholders’ equity	$346,791	$198,129

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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